                                                                       EXHIBIT 2

                                                                  EXECUTION COPY

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                             ACQUISITION AGREEMENT

                                 by and between

                        MINNESOTA LIFE INSURANCE COMPANY

                                      and

                           STANDARD INSURANCE COMPANY

                             Dated December 1, 2000

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                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS....................................................   2
     Section 1.01.  Definitions..........................................   2
     "Acquisition Proposals".............................................   2
     "Action"............................................................   2
     "Administered Contracts"............................................   2
     "Administrative Services Agreement".................................   2
     "Affiliate".........................................................   2
     "Ancillary Agreements"..............................................   2
     "Anniversary Date"..................................................   2
     "Appealed Claim"....................................................   2
     "Bill of Sale and General Assignment"...............................   2
     "Books and Records".................................................   2
     "Business"..........................................................   3
     "Business Day"......................................................   3
     "Cash Equivalents"..................................................   3
     "Ceded Reinsurance Agreements"......................................   3
     "Closing"...........................................................   3
     "Closing Date"......................................................   3
     "Code"..............................................................   3
     "Commissions".......................................................   3
     "Confidentiality Agreement".........................................   3
     "Effective Date"....................................................   3
     "ERISA".............................................................   3
     "Excluded Contract".................................................   3
     "Excluded Liabilities"..............................................   3
     "Final Cash Payment Amount".........................................   4
     "Final True-Up Report"..............................................   4
     "Governmental Entity"...............................................   4
     "Included Contracts"................................................   4
     "Indemnified Party".................................................   4
     "Indemnifying Party"................................................   4
     "Indemnity Reinsurance Agreements"..................................   4
     "Insurance Contracts"...............................................   4
     "Insurance Liabilities".............................................   4
     "Knowledge".........................................................   4
     "Lien"..............................................................   4
     "Losses"............................................................   5
     "Material Business Contracts".......................................   5
     "Minnesota SAP".....................................................   5
     "NAIC"..............................................................   5
     "National Marketing Agreement"......................................   5
     "Neutral Auditors"..................................................   5

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     "90-Day Treasury Rate"..............................................   5
     "One-Year Treasury Rate"............................................   5
     "Order".............................................................   5
     "Oregon SAP"........................................................   5
     "Person"............................................................   5
     "Post-Effective Date Contracts".....................................   5
     "Post-Effective Date Indemnity Reinsurance Agreement"...............   5
     "Pre-Effective Date Indemnity Reinsurance Agreement"................   6
     "Preliminary Cash Payment Amount"...................................   6
     "Proposed Cash Payment Amount"......................................   6
     "Proposed True-Up Report"...........................................   6
     "Purchase Price"....................................................   6
     "Purchaser Material Adverse Effect".................................   6
     "Purchaser SAP Statements"..........................................   6
     "RBC"...............................................................   6
     "Resolved Contract".................................................   6
     "Review Period".....................................................   6
     "Seller Extra Contractual Obligations"..............................   6
     "Seller Material Adverse Effect"....................................   6
     "Statutory Reserves"................................................   7
     "Subsidiary"........................................................   7
     "Tax"...............................................................   7
     "Third Party Claim".................................................   7
     "Transfer Documents"................................................   7
     "Transition Services Agreement".....................................   7
     "True-Up Review Period".............................................   7
     "Trust Agreement"...................................................   7

ARTICLE II TRANSFER AND ACQUISITION OF ASSETS............................   8
     Section 2.01.  Consideration........................................   8
     Section 2.02.  Acquisition of Transferred Assets and Assumption of
                    Assumed liabilities..................................   8
     Section 2.03.  Payments on Closing..................................   8
     Section 2.04.  Place and Date of Closing............................  10
     Section 2.05.  Transactions to be Effected at the Closing...........  10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.....................  11
     Section 3.01.  Organization, Standing and Authority.................  11
     Section 3.02.  Authorization........................................  11
     Section 3.03.  No Conflict or Violation, etc........................  11
     Section 3.04.  Books and Records....................................  12
     Section 3.05.  Absence of Certain Changes...........................  12
     Section 3.06.  Material Contracts...................................  12
     Section 3.07.  Transferred Assets...................................  13
     Section 3.08.  Litigation; Orders...................................  13
     Section 3.09.  Compliance with Laws.................................  13

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     Section 3.10.  Brokers..............................................  13
     Section 3.11.  Excluded Contracts...................................  13
     Section 3.12.  Licenses and Franchises..............................  13
     Section 3.13.  Insurance Contracts..................................  13
     Section 3.14.  Regulatory Filings...................................  14
     Section 3.15.  Statutory Reserves...................................  14
     Section 3.16.  ERISA Compliance of Included Contracts...............  14
     Section 3.17.  Ratings..............................................  14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...................  14
     Section 4.01.  Organization, Standing and Authority.................  14
     Section 4.02.  Authorization........................................  14
     Section 4.03.  No Conflict or Violation, etc........................  15
     Section 4.04.  Compliance with Laws.................................  15
     Section 4.05.  Brokers..............................................  15
     Section 4.06.  Ratings..............................................  16
     Section 4.07.  Licenses and Franchises..............................  16
     Section 4.08.  Purchaser Financial Statements.......................  16
     Section 4.09.  Absence of Certain Changes...........................  16
     Section 4.10.  Risk Based Capital...................................  16
     Section 4.11.  Sufficient Funds.....................................  16
     Section 4.12.  Resources............................................  16

ARTICLE V COVENANTS......................................................  17
     Section 5.01.  Conduct of Business..................................  17
     Section 5.02.  Exclusivity..........................................  17
     Section 5.03.  Access to Information; Confidentiality...............  17
     Section 5.04.  Reasonable Best Efforts..............................  18
     Section 5.05.  Consents, Approvals and Filings......................  18
     Section 5.06.  Representations and Warranties.......................  18
     Section 5.07.  Notification.........................................  19
     Section 5.08.  Further Assurances...................................  19
     Section 5.09.  Expenses.............................................  19
     Section 5.10.  Resources............................................  19
     Section 5.11.  Resolved Contracts...................................  19
     Section 5.12.  Interim Reserve Transfers............................  20
     Section 5.13.  Novation.............................................  20
     Section 5.14.  Use of Name..........................................  20

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER..........  20
     Section 6.01.  Representations and Covenants........................  20
     Section 6.02.  Secretary's Certificate..............................  21
     Section 6.03.  Other Agreements.....................................  21
     Section 6.04.  Governmental and Regulatory Consents and Approvals...  21
     Section 6.05.  Third Party Consents.................................  21
     Section 6.06.  No Injunctions or Restraints.........................  21

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     Section 6.07.  Possession of Assets; Instruments of Conveyance......  21

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER............  22
     Section 7.01.  Representations and Covenants........................  22
     Section 7.02.  Secretary's Certificate..............................  22
     Section 7.03.  Other Agreements.....................................  22
     Section 7.04.  Governmental and Regulatory Consents and Approvals...  22
     Section 7.05.  Third Party Consents.................................  23
     Section 7.06.  No Injunctions or Restraints.........................  23

ARTICLE VIII FURTHER AGREEMENTS..........................................  23
     Section 8.01.  Access to Books and Records..........................  23
     Section 8.02.  Cooperation..........................................  23
     Section 8.03.  Notification.........................................  23

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES....................  24
     Section 9.01.  Survival of Representations and Warranties...........  24

ARTICLE X INDEMNIFICATION................................................  24
     Section 10.01. Obligation to Indemnify..............................  24
     Section 10.02. Indemnification Procedures...........................  25

ARTICLE XI TERMINATION PRIOR TO CLOSING..................................  26
     Section 11.01. Termination of Agreement.............................  26
     Section 11.02. Survival.............................................  27

ARTICLE XII GENERAL PROVISIONS...........................................  27
     Section 12.01. Publicity............................................  27
     Section 12.02. Dollar References....................................  27
     Section 12.03. Notices..............................................  27
     Section 12.04. Entire Agreement.....................................  28
     Section 12.05. Waivers and Amendments; Non-Contractual Remedies;
                    Preservation of Remedies.............................  29
     Section 12.06. Governing Law........................................  29
     Section 12.07. Binding Effect; Assignment...........................  29
     Section 12.08. Interpretation.......................................  29
     Section 12.09. No Third Party Beneficiaries.........................  30
     Section 12.10. Counterparts.........................................  30
     Section 12.11. Exhibits and Schedules...............................  30
     Section 12.12. Headings.............................................  30

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                                   SCHEDULES

Schedule 1.01(a)           Commissions

Schedule 1.01(b)           Insurance Contracts

Schedule 1.01(c)(i)        Seller's Knowledge

Schedule 1.01(c)(ii)       Purchaser's Knowledge

Schedule 1.01(d)           Cash Payment Amount

Schedule 1.01(e)           Purchase Price Adjustment

Schedule 1.01(f)           September 30, 2000 Reserves

Schedule 3.03              Necessary Consents, etc.

Schedule 3.05              Absence of Certain Changes

Schedule 3.06              Ceded Reinsurance Agreements and Material Contracts

Schedule 3.07              Liens on Transferred Assets

Schedule 3.08              Litigation; Orders

Schedule 3.09              Compliance with Laws

Schedule 3.11              Excluded Contracts

Schedule 3.12              Licenses

Schedule 3.13              Contract Forms

Schedule 3.14              Regulatory Filings

Schedule 4.03              Necessary Consents, etc.

Schedule 4.04              Compliance with Laws

Schedule 4.07              Licenses

Schedule 5.01              Conduct of Business

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                                    EXHIBITS

Exhibit A     Form of Administrative Services Agreement

Exhibit B     Form of Pre-Effective Date Indemnity Reinsurance Agreement

Exhibit C     Form of Post-Effective Date Indemnity Reinsurance Agreement

Exhibit D     Form of National Marketing Agreement

Exhibit E     Form of Transition Services Agreement

Exhibit F     Form of Trust Agreement

Exhibit G     Form of Bill of Sale and General Assignment

                             ACQUISITION AGREEMENT
                             ---------------------

          This ACQUISITION AGREEMENT (this "Agreement"), dated December 1, 2000, is entered into by and between Minnesota Life Insurance Company, a Minnesota stock life insurance company ("Seller") and Standard Insurance Company, an Oregon stock life insurance company ("Purchaser").

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell, and Purchaser desires to acquire, certain of the individual disability insurance business written by Seller; and

          WHEREAS, in order to effectuate the foregoing, it is contemplated that, upon the terms and subject to the conditions of this Agreement: (i) Seller and Purchaser will enter into the Pre-Effective Date Indemnity Reinsurance Agreement providing, among other things, for the indemnity reinsurance as of the Effective Date of the Insurance Liabilities arising out of the Included Contracts (all capitalized terms used in these recitals and not otherwise defined having the respective meanings assigned to them in Section 1.01 hereto);
(ii) Seller and Purchaser will enter into the Post-Effective Date Indemnity Reinsurance Agreement, providing, among other things, for the indemnity reinsurance as of the Effective Date of the Insurance Liabilities arising out of the Post-Effective Date Contracts; (iii) Seller and Purchaser will enter into the Administrative Services Agreement providing for Purchaser's provision of certain administrative services on behalf of Seller with respect to the Administered Contracts as of the Effective Date; (iv) Seller and Purchaser will enter into the Transition Services Agreement providing for Seller's provision of certain administrative services on behalf of Purchaser with respect to the Administered Contracts as of the Effective Date; (v) Seller and Purchaser will enter into the National Marketing Agreement providing for, among other things, the distribution by Seller of Purchaser's individual disability insurance products; (vi) Seller, Purchaser and Trustee will enter into the Trust Agreement providing, among other things, for the establishment of a trust account for the benefit of Seller to assure that Seller will have access to assets in the event that Purchaser becomes unable to meet its obligations to Seller under the Indemnity Reinsurance Agreements; and (vii) Seller and Purchaser will execute and deliver such other agreements, instruments and documents as are described herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and mutual covenants and agreements contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Section 1.01. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

          "Acquisition Proposals" shall have the meaning set forth in Section
5.02 hereof.

          "Action" shall have the meaning set forth in Section 3.08 hereof.

          "Administered Contracts" means the Insurance Contracts and the Post-Effective Date Contracts.

          "Administrative Services Agreement" means an Administrative Services Agreement substantially in the form of Exhibit A hereto.

          "Affiliate" means, with respect to any person, at the time in question, any other person controlling, controlled by or under common control with such person. For purposes of the foregoing, "control", including the terms "controlling", "controlled by" and "under common control with", means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an institution, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" means the Administrative Services Agreement, the Pre-Effective Date Indemnity Reinsurance Agreement, the Post-Effective Date Indemnity Reinsurance Agreement, the National Marketing Agreement, the Transition Services Agreement, the Trust Agreement and the Transfer Documents.

          "Anniversary Date" means October 1, 2001.

          "Appealed Claim" means any claim arising under an Insurance Contract
(i) which was denied or declined by Seller prior to the Effective Date and (ii) litigation with respect to such denial or declination is commenced by the claimant at any time prior to the Anniversary Date.

          "Bill of Sale and General Assignment" means a Bill of Sale and General Assignment substantially in the form of Exhibit G hereto.

          "Books and Records" means the originals or copies of all records (including computer generated, recorded or stored records) which relate primarily to the Administered Contracts or which are otherwise material to the Administered Contracts (to the extent that such records relate to the Administered Contracts), including customer lists, policy information, contract forms and rating plans, claim records, sales records, underwriting records, financial records and compliance records in the possession or control of Seller or any of its Affiliates, including any database, magnetic or optical media (to the extent not subject to licensing restrictions) and any other form of recorded, computer generated or stored information or process.

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          "Business" means the business of issuing, selling and administering the individual disability business included in the Administered Contracts, as such business is currently conducted by Seller.

          "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in either of the States of Minnesota or Oregon are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

          "Cash Equivalents" means, as of any particular date, money market funds, marketable obligations issued or guaranteed by the United States Government, certificates of deposit, bankers' acceptances and other similar liquid investments, in each case, with a maturity date of not more than 90 days from the date on which any such instrument is transferred pursuant to the terms of this Agreement, the market value of which on the date of transfer will be counted as equivalent to cash for purposes of satisfying the aggregate amount of cash and Cash Equivalents required to be transferred pursuant to this Agreement.

          "Ceded Reinsurance Agreements" means the contracts or other agreements for reinsurance ceded by Seller, to the extent such contracts relate to the Included Contracts or the Post-Effective Date Contracts.

          "Closing" means the closing of the transactions contemplated by this Agreement.

          "Closing Date" means the fifth Business Day following the date on which the last of the conditions to Closing set forth in this Agreement is satisfied or waived, or as otherwise agreed by the parties.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commissions" means commissions, service fees and other amounts payable to producers in accordance with the provisions of Schedule 1.01(a).

          "Confidentiality Agreement" shall have the meaning set forth in
Section 5.03(a) hereof.

          "Effective Date" means 12:01 a.m., Pacific Time, on October 1, 2000.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, with related regulations and published interpretations.

          "Excluded Contract" means any Insurance Contract which, as of the Effective Date, is the subject of any pending litigation.

          "Excluded Liabilities" means (a) premium taxes due in respect of premiums paid prior to the Effective Date; (b) any assessment or similar charges in connection with guaranty fund or risk pool participation other than those set forth in clause (d) of the definition of "Insurance Liabilities"; (c) Commissions other than those set forth in clause (e) of the definition of "Insurance Liabilities"; (d) premiums, payments, fees or other consideration or amounts due prior to the Effective Date with respect to Ceded Reinsurance Agreements; (e) returns or refunds of premiums payable prior to the Effective Date; (f) liabilities of any nature whatsoever relating to the Excluded Contracts; (g) any Seller Extra Contractual Obligations; (h) liability for claim payments due but unpaid as of the Effective Date other than incurred but not reported claims; and
(i) liabilities of any nature whatsoever relating to any Appealed Claim.

          "Final Cash Payment Amount" shall have the meaning set forth in
Section 2.03(c) hereof.

          "Final True-Up Report" shall have the meaning set forth in Section 2.03(e) hereof.

          "Governmental Entity" shall have the meaning set forth in Section 3.03 hereof.

          "Included Contracts" means all Insurance Contracts other than the Excluded Contracts.

          "Indemnified Party" shall have the meaning set forth in Section 10.02(a) hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 10.02(a) hereof.

          "Indemnity Reinsurance Agreements" means the Pre-Effective Date Indemnity Reinsurance Agreement and the Post-Effective Date Indemnity Reinsurance Agreement.

          "Insurance Contracts" means all of the individual disability insurance contracts (including all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith) written or issued by or on behalf of Seller prior to the Effective Date which are listed on Schedule 1.01(b) hereto.

          "Insurance Liabilities" means the following liabilities and obligations, other than Excluded Liabilities, arising out of or relating to the Included Contracts or the Post-Effective Date Contracts: (a) all liabilities for unpaid claims other than those set forth in clause (h) of the definition of "Excluded Liabilities," incurred but not reported claims, benefits or other payments; (b) all unpaid loss adjustment expenses; (c) premium taxes due in respect of premiums paid on or after the Effective Date; (d) assessments and similar charges in connection with the involuntary participation by Seller or Purchaser in any guaranty association or risk pool established or governed by any state or other jurisdiction to the extent assessed on or after the Effective Date; (e) Commissions due to the extent that such Commissions are based on premiums due and paid on or after the Effective Date; and (f) all liabilities for amounts payable on or after the Effective Date for returns or refunds of premiums.

          "Knowledge" means, as to Seller, the actual knowledge of any of the persons listed on Schedule 1.01(c)(i), and as to Purchaser, the actual knowledge of any of the persons listed on Schedule 1.01(c)(ii).

          "Lien" means any pledge, claim, lien, charge, mortgage, encumbrance, security interest of any nature, option, right of first refusal, warrant, or restriction of any kind, including any restriction on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership.

          "Losses" shall have the meaning set forth in Section 10.01(a) hereof.

          "Material Business Contracts" shall have the meaning set forth in
Section 3.06 hereto.

          "Minnesota SAP" means statutory accounting practices prescribed or permitted by the Commissioner of Commerce of the State of Minnesota.

          "NAIC" means the National Association of Insurance Commissioners.

          "National Marketing Agreement" means a National Marketing Agreement substantially in the form of Exhibit D hereto.

          "Neutral Auditors" shall have the meaning set forth in Section 2.03(c) hereof.

          "90-Day Treasury Rate" means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

          "One-Year Treasury Rate" means the annual yield rate, on the date to which the One-Year Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of one year, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

          "Order" shall have the meaning set forth in Section 3.08 hereof.

          "Oregon SAP" means statutory accounting practices prescribed or permitted by the Commissioner of Insurance of the State of Oregon.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

          "Post-Effective Date Contracts" means all individual disability insurance contracts of the same form numbers used as of the Effective Date (including all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith) written or issued by or on behalf of Seller on or after the Effective Date in accordance with the Administrative Services Agreement.

          "Post-Effective Date Indemnity Reinsurance Agreement" means a Post-Effective Date Indemnity Reinsurance Agreement substantially in the form of Exhibit C hereto.

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

          "Pre-Effective Date Indemnity Reinsurance Agreement" means a Pre-Effective Date Indemnity Reinsurance Agreement substantially in the form of Exhibit B hereto.

          "Preliminary Cash Payment Amount" means an amount determined in accordance with Schedule 1.01(d) hereto, estimated by Seller in good faith as at the Closing Date.

          "Proposed Cash Payment Amount" shall have the meaning set forth in
Section 2.03(c) hereof.

          "Proposed True-Up Report" shall have the meaning set forth in Section 2.03(e) hereof.

          "Purchase Price" means $55,000,000, as adjusted in accordance with the provisions of Schedule 1.01(e).

          "Purchaser Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, operation, results of operations or financial condition of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement.

          "Purchaser SAP Statements" shall have the meaning set forth in Section 4.08.

          "RBC" shall have the meaning set forth in Section 4.10 hereof.

          "Resolved Contract" shall have the meaning set forth in Section 5.11 hereto.

          "Review Period" shall have the meaning set forth in Section 2.03(c) hereof.

          "Seller Extra Contractual Obligations" means all liabilities for compensatory, consequential, exemplary, punitive or other special or similar damages which relate to or arise in connection with, or any settlement, defense or investigation costs incurred in connection with, any alleged or actual act, error, omission or other event in connection with the issuance, delivery, cancellation or administration of, or the handling of any claims under, any of the Administered Contracts by (i) Seller or any of its Affiliates or (ii) Purchaser or any of its Affiliates at the specific direction of Seller.

          "Seller Material Adverse Effect" means any material adverse effect on the liabilities, financial condition or results of operations of Seller or of the Business as conducted by Seller, or on the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, other than changes resulting from (i) a change in general economic or market conditions, including changes in prevailing interest rates, (ii) changes in insurance laws or regulations or (iii) matters affecting the disability insurance industry generally.

          "September 30, 2000 Reserves" means the Statutory Reserves as of September 30, 2000 with respect to the Included Contracts set forth on Schedule 1.01(b) as attached on the date hereof, as adjusted, as set forth on Schedule 1.01(f), which shall not be subject to further adjustment in calculating cash payment amounts pursuant to Schedule 1.01(d).

          "Statutory Reserves" means statutory reserves of Seller, other than Excluded Liabilities, with respect to the Insurance Contracts, determined pursuant to Minnesota SAP, as such reserves would have been included in lines 2, 4.2, 5 and 9 of the Liabilities, Surplus and Other Funds page and in Exhibit 5 (Future Health Claim Reserve) of the NAIC Annual Statement Blank (1999 format).

          "Subsidiary" means, with respect to any person on a given date, any other person of which a majority of the voting power of the equity securities or equity interests is owned directly or indirectly by such person.

          "Tax" means all taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment.

          "Third Party Claim" shall have the meaning set forth in Section 10.02(a) hereof.

          "Threshold Amount" shall have the meaning set forth in Section 10.01(a) hereof.

          "Transfer Documents" means the Bill of Sale and General Assignment and such other documents and instruments as Purchaser may reasonably request in order to transfer all of Seller's right, title and interest in the Transferred Assets to Purchaser.

          "Transferred Assets" means: (i) cash or Cash Equivalents with an aggregate value as of the close of business on the Closing Date equal to the Preliminary Cash Payment Amount and (ii) the Books and Records.

          "Transition Services Agreement" means a Transition Services Agreement substantially in the form of Exhibit E hereto.

          "True-Up Review Period" shall have the meaning set forth in Section 2.03(e) hereof.

          "Trust Agreement" means a Trust Agreement substantially in the form of Exhibit F hereto.

                                  ARTICLE II

                      TRANSFER AND ACQUISITION OF ASSETS

          Section 2.01. Consideration. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall pay to Seller on the Closing Date an amount equal to the Purchase Price; provided that the amount of the Purchase Price shall be determined and adjusted in accordance with the provisions of
Schedule 1.01(e) and Section 2.03. The Purchase Price shall be credited to Seller as a reduction in the amount of cash or Cash Equivalents included within the Transferred Assets (prior to reduction for the amount of the Purchase Price) to be transferred by Seller to Purchaser at Closing in accordance with the provisions of Sections 2.02 and 2.03 hereof.

          (b) Any transfer or sales tax imposed in connection with the transfer, sale or recording of the Transferred Assets or the assumption of the Insurance Liabilities (or in connection with any transfer of cash under Section 2.03) shall be paid by Seller.

          Section 2.02. Acquisition of Transferred Assets and Assumption of Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement and the payment of the Purchase Price, on the Closing Date, Seller shall sell, assign and transfer to Purchaser all of its right, title and interest in the Transferred Assets; provided, however, that the amount of cash or Cash Equivalents included within the Transferred Assets to be transferred to Purchaser shall be determined and adjusted in accordance with Section 2.03. All sales, assignments and transfers of the Transferred Assets shall be effected by the Transfer Documents. Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to keep and maintain copies of all Books and Records from and after the Closing, and to have access to the originals of the Books and Records in accordance with Section 8.01 hereof.

          (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date Seller and Purchaser shall enter into the Indemnity Reinsurance Agreements.

          Section 2.03. Payments on Closing. (a) Not later than the fifth Business Day prior to the Closing Date, Seller shall deliver to Purchaser (i) an amended Schedule 1.01(b) to reflect a list of Insurance Contracts that were Excluded Contracts as of the Effective Date but which became Resolved Contracts prior to the Closing Date, (ii) a list of individual disability insurance contracts that were inadvertently not included in Schedule 1.01(b), and (iii) a calculation of the Preliminary Cash Payment Amount, prepared by Seller in good faith as of the date of its calculation; provided, that the Preliminary Cash Payment Amount shall include all Statutory Reserves related to contracts described in Section 2.03(a)(i) as of the date that each such contract became a Resolved Contract and shall include all Statutory Reserves as of September 30, 2000 related to contracts described in Section 2.03(a)(ii) above.

          (b) On the Closing Date, Seller will transfer to Purchaser cash or Cash Equivalents in an amount equal to the Preliminary Cash Payment Amount. Seller shall transfer cash to Purchaser by wire transfer of immediately available funds in U.S. Dollars. Seller shall transfer Cash Equivalents by such instruments of transfer as are reasonably acceptable to Purchaser.

          (c) Within 45 days after the Closing Date, Seller shall prepare and deliver to Purchaser an exhibit as of the Closing Date in the same form as
Schedule 1.01(d) (the "Proposed Cash Payment Amount") prepared by Seller in good faith. Seller shall deliver or make available to Purchaser copies of all material work papers used as the basis for determining the Proposed Cash Payment Amount and the Preliminary Cash Payment Amount. Purchaser and its representatives shall have until the date 60 days after the delivery of the Proposed Cash Payment Amount (the "Review Period") to review the Proposed Cash Payment Amount and all supporting determining papers and documentation and to suggest changes, if any, therein. If Seller and Purchaser are able to agree in writing on the manner in which all items in the Proposed Cash Payment Amount should be treated, then the resulting cash payment amount shall be binding on the parties and the Proposed Cash Payment Amount shall be referred to as the "Final Cash Payment Amount." If Seller and Purchaser are unable, within 14 days from the last day of the Review Period, to agree on the manner in which any item or items should be treated in the preparation of the Final Cash Payment Amount, then all items remaining in dispute shall be submitted, through written summaries prepared by Purchaser and Seller, within 30 days from the last day of the Review Period, to Milliman & Robertson, Inc. (the "Neutral Auditors"). The Neutral Auditors shall act as experts and not as arbitrators to determine the resolution of those issues (and only those issues) still in dispute. The Neutral Auditors' determination shall be made within 45 days after the submission of the dispute by Purchaser or Seller to the Neutral Auditors, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive (subject to further adjustment as provided in Section 2.03(e)) and the Proposed Cash Payment Amount, adjusted to give effect to such determination and any other agreement of the parties, shall in that case be referred to as the Final Cash Payment Amount. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. One-half of the fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne by Seller and one-half of such fees and expenses shall be borne by Purchaser.

          (d) Within five Business Days after the Final Cash Payment Amount has been determined: (i) if the amount of the Final Cash Payment Amount exceeds the Preliminary Cash Payment Amount, Seller shall pay to Purchaser, in the aggregate, cash in an amount equal to such excess, and (ii) if the amount of the Final Cash Payment Amount is less than the Preliminary Cash Payment Amount, Purchaser shall pay to Seller cash in an amounts equal to such deficit. Cash transferred pursuant to this Section 2.03(d) shall be by wire transfer of immediately available funds in U.S. Dollars.

          (e) Within 60 days after the Anniversary Date, Purchaser shall prepare and deliver to Seller (i) an exhibit in the same form as Schedule 1.01(d), and (ii) a list of individual disability insurance contracts that were inadvertently not included in Schedule 1.01(b) (the "Proposed True-Up Report"). Purchaser will deliver or make available to Seller copies of all material work papers used as the basis for determining the Proposed True-Up Report and relevant claims files and other Books and Records. Seller and its respective representatives shall have 60 days (the "True-Up Review Period") to review the Proposed True-Up Report and all supporting determining papers and documentation and to suggest changes, if any, therein. If at the end of the True-Up Review Period, Seller and Purchaser are able to agree in writing on the manner in which all items on the Proposed True-Up Report should be treated then the resulting report shall be binding on the parties and the Proposed True-Up Report shall be referred to as the "Final True-Up Report." If at the end of the True-Up Review Period, Seller and Purchaser are unable, within 14 days from the last day of the True-Up Review Period, to agree on the manner in which any item or items should be treated in the preparation of the Final True-Up Report, then all items remaining in dispute shall be submitted, through written summaries prepared by Purchaser and Seller within 30 days from the last day of the True-Up Review Period, to the Neutral Auditors. The Neutral Auditors shall act as experts and not as arbitrators to determine the resolution of those issues (and only those issues) still in dispute. The Neutral Auditors' determination shall be made within 45 days after the submissions of the dispute by Purchaser or Seller to the Neutral Auditors shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive and the Proposed True-Up Report, adjusted to give effect to such determination and any other agreement of the parties, shall in that case be referred to as the Final True-Up Report. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. One-half of the fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne by Seller and one-half of such fees and expenses shall be born by Purchaser.

          (f) Within five Business Days after the Final True-Up Report has been determined: (i) if the amount of the cash payment amount reflected on the Final True-Up Report exceeds the Final Cash Payment Amount, Seller shall pay to Purchaser, in the aggregate, cash in an amount equal to such excess, and (ii) if the amount of the cash payment amount reflected on the Final True-Up Report is less than the Final Cash Payment Amount, Purchaser shall pay to Seller cash in an amounts equal to such deficit. In addition, Schedule 1.01(b) shall be amended as set forth in the Final True-Up Report. Cash transferred pursuant to this
Section 2.03(f) shall be by wire transfer of immediately available funds in U.S. Dollars.

          (g) Any amount due pursuant to subsection (d) of this Section 2.03 shall include interest thereon from the Closing Date through the payment date calculated at the 90-Day Treasury Rate in effect on the Closing Date. Any amount due pursuant to subsection (f) of this Section 2.03 shall include interest thereon from the Closing Date through the payment date calculated at the One-Year Treasury Rate in effect on the Closing Date.

          Section 2.04. Place and Date of Closing. The Closing shall take place at the offices of Purchaser in Portland, Oregon, at 10:00 a.m. Pacific Standard time on the Closing Date or such other time or place as the parties may mutually agree.

          Section 2.05. Transactions to be Effected at the Closing. (a) At the Closing, Seller shall execute and deliver to Purchaser: (i) the Administrative Services Agreement; (ii) the Indemnity Reinsurance Agreements;
(iii) the National Marketing Agreement, (iv) the Transition Services Agreement,
(v) the Trust Agreement; (vi) the Transfer Documents; and (vii) such other agreements, instruments and documents as are required by this Agreement to be delivered by Seller at the Closing.

          (b)  At the Closing, Purchaser shall execute and deliver to Seller:
(i) the Administrative Services Agreement; (ii) the Indemnity Reinsurance Agreements; (iii) the National Marketing Agreement, (iv) the Transition Services Agreement, (v) the Trust Agreement; (vi) the Transfer Documents; and (vii) such other agreements, instruments and documents as are required by this Agreement to be delivered by Purchaser at the Closing.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser as follows:

          Section 3.01. Organization, Standing and Authority. Seller is duly organized and validly existing under the laws of Minnesota and has the requisite power and authority to carry on the operations of the Business as they are now being conducted by Seller.

          Section 3.02. Authorization. Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and under each of the Ancillary Agreements to be executed by it. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to be executed by it, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, subject to the due execution and delivery hereof by the other parties hereto, this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, each Ancillary Agreement executed and delivered by Seller will have been duly executed and delivered by Seller and, subject to the due execution and delivery of such agreements by the other parties thereto, each Ancillary Agreement executed by Seller is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 3.03.  No Conflict or Violation, etc.  Except as disclosed in
Schedule 3.03, the execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is a party do not, and the consummation by Seller of the transactions contemplated by this Agreement and by such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Seller, (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of Seller under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, or (iii) contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Seller or any of its properties or assets. No consent, approval or authorization of, or declaration or filing with, or notice to, any court or governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) the approvals, filings or notices required under the insurance laws of the jurisdictions set forth in Schedule 3.03, including to the extent required by the Insurance Laws of the State of Minnesota, the approval of the Minnesota Commissioner of Commerce, (ii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Schedule 3.03 and (iii) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, would not have a Seller Material Adverse Effect.

          Section 3.04. Books and Records. The Books and Records relating to the Insurance Contracts are true, complete and correct in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. Seller has provided or made available to Purchaser on or prior to the date hereof copies of all written policies, procedures and guidelines relating to the Business, including all underwriting policies, procedures and guidelines, other than those written policies, procedures and guidelines which are not material to the conduct or operation of the Business.

          Section 3.05.  Absence of Certain Changes.  Except as disclosed in
Schedule 3.05, since December 31, 1999, Seller has conducted the Business only in the ordinary course, and since such date, there has not been any event that would, individually or in the aggregate, have a Seller Material Adverse Effect.

          Section 3.06. Material Contracts. Schedule 3.06 contains a complete and correct list of all Ceded Reinsurance Agreements in force on the date hereof. Schedule 3.06 also contains a list and summary description of the material licenses, contracts or agreements (the "Material Business Contracts") relating to the Insurance Contracts. True and complete copies of each contract listed on Schedule 3.06 hereto have been made available to Purchaser for its review. Each of the contracts listed on Schedule 3.06 is in full force and effect and is the valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, except as the enforceability of any thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in the Schedules hereto, neither Seller nor or any of its Affiliates or, to the Knowledge of Seller, any other person is (or, with the giving of notice or the lapse of time or both, will be) in violation or breach of or default under any of the contracts listed on Schedule 3.06.

          Section 3.07. Transferred Assets. Seller has good title to all of the Transferred Assets, free and clear of all Liens. At the Closing, Purchaser will acquire the Transferred Assets, free and clear of all Liens.

          Section 3.08. Litigation; Orders. Except as disclosed in Schedule 3.08, there is no action, suit, proceeding or arbitration (each, an "Action") pending or, to the Knowledge of Seller, threatened against or affecting Seller as regards the Business, other than claims of contractholders set forth on
Schedule 3.11, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator (each, an "Order") outstanding against Seller as regards the Business. Seller has delivered or made available to Purchaser copies of all pleadings, correspondence and other documents relating to each Action and Order listed in Schedule 3.08.

          Section 3.09. Compliance with Laws. Except as disclosed in Schedule 3.09, Seller is in material compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity as regards the Business, and Seller has not received any effective notice or other communication whether oral or written from any Governmental Entity, arbitrator or any other person regarding any such violation or failure. Seller has timely filed all tax returns that it was required to file. All such tax returns were in compliance with the Code in all material respects as regards to the Business, and Seller has not received any effective notice or any other communication, whether oral or written, from any governmental entity, arbitrator or any other person regarding a violation of, or failure to comply with, the Code.

          Section 3.10. Brokers. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

          Section 3.11. Excluded Contracts. Schedule 3.11: (a) sets forth a complete and accurate list, to the Knowledge of Seller, of Excluded Contracts as of the date hereof; (b) will be revised on or prior to the Closing Date to set forth a complete and accurate list, to the Knowledge of Seller, of Excluded Contracts as of the Closing Date; and (c) will be revised on or promptly after the Anniversary Date to set forth a complete and accurate list of Excluded Contracts as of the Anniversary Date.

          Section 3.12.  Licenses and Franchises.  Except as set forth on
Schedule 3.12 hereto, (i) Seller has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Contracts that it is currently writing, and was duly authorized to issue the Insurance Contracts that it is not currently writing at the time such Insurance Contracts were issued in the respective states in which it conducts the Business, and (ii) Seller has all other authorizations necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted by Seller and all such authorizations are valid and in full force and effect.

          Section 3.13.  Insurance Contracts.  Except as set forth on Schedule
3.13 hereto, all Insurance Contracts are in all respects, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with applicable laws.

          Section 3.14.  Regulatory Filings.  Except as set forth on Schedule
3.14 hereto, Seller has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by Seller to the extent they relate to the Business. All such registrations, filings and submissions filed by Seller were in compliance in all material respects with applicable law when filed or as amended or supplemented, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.

          Section 3.15.  Statutory Reserves.  The September 30, 2000 Reserves
(i) were computed in accordance with Minnesota SAP, (ii) were computed in accordance with commonly accepted actuarial standards and (iii) were fairly stated in accordance with sound actuarial principles hereto.

          Section 3.16. ERISA Compliance of Included Contracts. Neither Seller nor any officer or employee thereof is, with respect to an Included Contract, a fiduciary or an administrator under ERISA, except as otherwise provided under 29 CFR 2560.503-1(g)(2). With respect to any Included Contract to which Seller is a party in interest or a disqualified person under ERISA or the Code, (i) no material tax, civil liability or penalty has been imposed on Seller; (ii) Seller has no material liability to any person, including the Internal Revenue Service or the United States Department of Labor; and (iii) to the Knowledge of Seller, no circumstances exist which could result in the imposition of such tax and penalty or result in such liability after the Closing Date.

          Section 3.17. Ratings. Seller has no reason to believe as of the date hereof that its A.M. Best rating "A++," its Moody's Investors Services, Inc. rating of "Aa2" or its Standard & Poor's rating of "AA+" will be adversely affected by the consummation of transactions contemplated hereby.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

          Section 4.01. Organization, Standing and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of Oregon and has the requisite power and authority to carry on the operations of its business as they are now being conducted.

          Section 4.02. Authorization. Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and under each of the Ancillary Agreements to be executed by it. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to be executed by it, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, subject to the due execution and delivery hereof by Seller, this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, each Ancillary Agreement executed and delivered by Purchaser will have been duly executed and delivered by Purchaser and, subject to the due execution and delivery of such agreements by the other parties thereto, each Ancillary Agreement executed by Purchaser is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 4.03.  No Conflict or Violation, etc.  Except as disclosed in
Schedule 4.03, the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and by such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Purchaser, (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of Purchaser under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or affected, or (iii) contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Purchaser or any of its subsidiaries or any of its respective properties or assets. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for
(i) the approvals, filings or notices required under the insurance laws of the jurisdictions set forth in Schedule 4.03, (ii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Schedule
4.03 and (iii) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, would not have a Purchaser Material Adverse Effect.

          Section 4.04. Compliance with Laws. Except as disclosed in Schedule 4.04, Purchaser is in material compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity.

          Section 4.05. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

          Section 4.06. Ratings. Purchaser has no reason to believe as of the date hereof that its A.M. Best rating of "A," its Moody's Investors Services, Inc. rating of "A2" or its Standard & Poor's rating of "A+" will be adversely affected by the consummation of the transactions contemplated hereby.

          Section 4.07. Licenses and Franchises. To the Knowledge of Purchaser based on discussions with Seller, except as listed on Schedule 4.07 hereto, Purchaser has all licenses and authorizations necessary to (a) conduct the Business in the manner and in the areas in which the Business is presently being conducted; and (b) perform its obligations under this Agreement and each Ancillary Agreement.

          Section 4.08. Purchaser Financial Statements. Purchaser has previously delivered to Seller true, complete and correct copies of the Annual Statements of Purchaser as filed with the Director of Insurance of the State of Oregon for the years ended December 31, 1999 and 1998, together with all exhibits and schedules thereto (the "Purchaser SAP Statements"). The Purchaser SAP Statements present fairly, in all material respects, the statutory financial condition of Purchaser at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with Oregon SAP, applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

          Section 4.09. Absence of Certain Changes. Since December 31, 1999 there has not been any change, event, occurrence, circumstance, fact or other matter that has had or is likely to have a Purchaser Material Adverse Effect.

          Section 4.10. Risk Based Capital. The Total Adjusted Capital of Purchaser exceeds 200% of its Company Action Level Risk Based Capital ("RBC") (as those terms are defined under the Oregon Insurance Law).

          Section 4.11. Sufficient Funds. Purchaser has or will have at Closing sufficient surplus and funds available (through existing credit arrangements or otherwise) to pay the Purchase Price and assume the Assumed Liabilities and to pay all fees and expenses related to the transactions contemplated by this Agreement that are the obligation of Purchaser.

          Section 4.12. Resources. Purchaser has or will obtain sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations after Closing under the terms of this Agreement, the Indemnity Reinsurance Agreements, the Administrative Services Agreement, the Transition Services Agreement or any other Ancillary Agreement.

                                   ARTICLE V

                                   COVENANTS

          Section 5.01.  Conduct of Business.  (a)  Except as set forth on
Schedule 5.01 or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall carry on the Business only in the ordinary course of business consistent with past practice and, shall not, without the prior consent of Purchaser:

               (i) make any material change in accounting methods, principles or practices used by Seller in connection with the Business, including but not limited to any material change with respect to establishment of reserves for losses and loss adjustment expenses, except insofar as may be required by a change in Minnesota SAP, or as may be required by law or any Governmental Entity;

               (ii) pay, discharge, compromise or satisfy any material claims, liabilities or obligations associated with the Business other than the payment, discharge compromise or satisfaction of claims, liabilities or obligations in the ordinary course of the business consistent with past practice;

               (iii) enter into, amend, terminate or renew any Ceded Reinsurance Agreement;

               (iv) except as required by applicable law, change any premium rates for the Insurance Contracts;

               (v) except as required by applicable law, make any revisions or amendments to the Insurance Contracts; or

               (vi)  commit or agree to take any of the foregoing actions.

          Section 5.02. Exclusivity. Upon the execution of this Agreement, Seller and its Affiliates will immediately cease and, unless and until this Agreement is terminated in accordance with its terms, will not resume any discussions or negotiations with third parties concerning proposals for the acquisition of the Business ("Acquisition Proposals"). From and after the date hereof, unless and until this Agreement is terminated in accordance with its terms, Seller will not, and will not cause or permit any of its subsidiaries to, solicit, encourage or initiate the submission of any Acquisition Proposal.

          Section 5.03. Access to Information; Confidentiality. Seller shall afford to Purchaser and to the officers, employees, counsel, financial advisors, accountants, actuaries and other representatives of Purchaser reasonable access during normal business hours during the period prior to the Closing Date to all of the Insurance Contracts and the Books and Records and, during such period, shall furnish as promptly as practicable to Purchaser such information concerning the Business as Purchaser may from time to time reasonably request. Purchaser agrees that it will hold, and will cause its Affiliates and each of their respective directors, officers, employees, partners, counsel, financial advisors, accountants, actuaries and other representatives and Affiliates to hold, any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated August 3, 2000 (the "Confidentiality Agreement"), between Seller and Purchaser.

          Section 5.04. Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          Section 5.05. Consents, Approvals and Filings. (a) Seller and Purchaser will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, any filing required under state insurance laws in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, Seller and Purchaser will each use their reasonable best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and
(ii) to obtain as promptly as practicable all necessary consents, approvals, permits or authorizations of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each of Seller and Purchaser shall use its reasonable best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

          (b) Each of the parties shall notify the other party and keep it advised as to the status of all applications to, and proceedings before, Governmental Entities in connection with the transactions contemplated by this Agreement.

          Section 5.06. Representations and Warranties. From the date hereof through the Closing Date (a) Seller shall use its reasonable best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in
Article III shall continue to be true, complete and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that are expressly stated to be made as of an earlier date; (b) Purchaser shall use its reasonable best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in
Article IV shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that are expressly stated to be made as of an earlier date; (c) Seller shall notify Purchaser promptly of any event, condition or circumstance, to the Knowledge of Seller, occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by Seller; and (d) Purchaser shall notify Seller promptly of any event, condition or circumstance, to the Knowledge of Purchaser, occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by Purchaser.

          Section 5.07. Notification. From the date hereof through the Closing Date, Seller shall promptly notify Purchaser and keep it advised as to (i) any dispute by a claimant with respect to any claim which makes such claim an Appealed Claim, and (ii) any litigation filed by a claimant which makes an Insurance Contract an Excluded Contract. From the date hereof through the Closing Date, each of Seller and Purchaser shall promptly notify the other and keep the other party advised as to (i) any litigation or administrative proceeding pending and known to it or, to its Knowledge, threatened which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby and (ii) the occurrence of any event that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or Purchaser Material Adverse Effect.

          Section 5.08. Further Assurances. On and after the Closing Date, each of Seller and Purchaser shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or consummate any of the transactions contemplated by this Agreement.

          Section 5.09. Expenses. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants; provided, however, that (a) Purchaser shall bear the cost of obtaining insurance regulatory approvals, consents and orders required by Purchaser for the implementation of the Indemnity Reinsurance Agreement and the Administrative Services Agreement from the State of Oregon, and any other state or jurisdiction the laws of which require Purchaser to obtain such approval, consent or order; and (b) Seller shall bear the cost of obtaining approvals, consents and orders required by Seller for the implementation of the Indemnity Reinsurance Agreement and the Administrative Services Agreement from Minnesota and any other state or jurisdiction the laws of which require Seller to obtain such approval, consent or order.

          Section 5.10. Resources. Purchaser will have and maintain, subsequent to the Closing Date and thereafter during the terms of the Indemnity Reinsurance Agreement and the Administrative Services Agreement sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge in all material respects its obligations after Closing under the terms of this Agreement, the Indemnity Reinsurance Agreement, the Administrative Services Agreement or any other Ancillary Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants contained in this Section 5.10 shall not terminate or expire until all Insurance Liabilities have been discharged or terminated in full.

          Section 5.11. Resolved Contracts. When a dispute relating to an Insurance Contract which made such an Insurance Contract an Excluded Contract is resolved (a "Resolved Contract"), such Resolved Contract shall cease to be an Excluded Contract under this Agreement. An Excluded Contract shall be deemed to be a Resolved Contract only when (i) a final written resolution to the dispute which made such Insurance Contract an Excluded Contract is reached among all relevant parties to such dispute; or (ii) a final, nonappealable determination has been made by a court of competent jurisdiction with respect to such dispute.

          Section 5.12. Interim Reserve Transfers. In the event an Excluded Contract becomes a Resolved Contract after the Closing Date, (i) Seller shall promptly transfer to Purchaser cash in an amount equal to the Statutory Reserves, as of the date the Excluded Contract becomes a Resolved Contract, attributable to such Resolved Contract, and (ii) Purchaser shall assume all Insurance Liabilities associated with such Resolved Contract.

          Section 5.13. Novation. Either party may request at any time following the Closing that the parties attempt to novate the Included Contracts and the Post-Effective Date Contracts from Seller to Purchaser with the consent (express or implied, as required under applicable law) of the holders of the Included Contracts. In the event of any such request, Seller and Purchaser shall use their reasonable best efforts to obtain all consents and approvals required to commence the novation process, including all required regulatory approvals and the affirmative vote of the policyholders of Purchaser, if required, at the expense of the requesting party. The requesting party shall indemnify the non-requesting party for and against all Losses arising out of the novation process and for any net tax costs to the non-requesting party arising out of the novation of the Included Policies.

          Section 5.14. Use of Name. Except as contemplated by the Administrative Services Agreement, in no event shall Purchaser have any right to use any corporate name or acronym of Seller in any jurisdiction, or any registered or unregistered trademark, trade name, or any registered or unregistered service mark or any application or registration therefor, owned by, licensed to or used by Seller or any other name, term or identification that suggests, simulates or is confusing due to its similarity to any of the foregoing.

                                  ARTICLE VI

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                 OF PURCHASER

          The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by law:

          Section 6.01. Representations and Covenants. (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date.

          (b) Seller shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

          (c) On the Closing Date, Seller shall have delivered to Purchaser a certificate of Seller, dated as of the Closing Date and signed by an executive officer of Seller, as to the matters set forth in this Section 6.01.

          Section 6.02. Secretary's Certificate. Seller shall have delivered to Purchaser a certificate of its secretary or assistant secretary, dated as of the Closing Date, as to the resolutions of its Board of Directors authorizing the execution, delivery and performance of the agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered the agreements to which it is a party and any other document delivered by it in connection with the consummation of the transactions contemplated by this Agreement, and as to its due organization, existence and good standing.

          Section 6.03. Other Agreements. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Seller is a party shall have been duly executed and delivered by Seller on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Seller on the Closing Date.

          Section 6.04.  Governmental and Regulatory Consents and Approvals.
All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including those set forth in Schedules 3.03 and 4.03 hereto, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained.

          Section 6.05. Third Party Consents. All consents or waivers of third parties to the consummation of the transactions contemplated by this Agreement, including those set forth on Schedule 3.03, shall have been obtained, other than those that, if not obtained, would not have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect.

          Section 6.06. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree shall be pending, threatened or issued by any Governmental Entity nor shall any other legal restraint or prohibition preventing, restricting or which is reasonably likely to prevent or restrict the consummation of any of the transactions contemplated hereby be in effect, pending or threatened.

          Section 6.07.  Possession of Assets; Instruments of Conveyance.
Seller shall have delivered to Purchaser possession of the Transferred Assets to be transferred on the Closing Date and shall have transferred to Purchaser all of the right, title and interest of Seller in and to such assets as provided in this Agreement and the Ancillary Agreements.

                                  ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                   OF SELLER

          The obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:

          Section 7.01. Representations and Covenants. (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date.

          (b) Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

          (c) On the Closing Date, Purchaser shall have delivered to Seller a certificate of Purchaser, dated as of the Closing Date and signed by an executive officer of Purchaser, as to the matters set forth in this Section 7.01.

          Section 7.02. Secretary's Certificate. Purchaser shall have delivered to Seller a certificate of the secretary or assistant secretary of Purchaser, dated as of the Closing Date, as to the resolutions of its Board of Directors authorizing the execution, delivery and performance of the agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered the agreements to which it is a party and any other document delivered by it in connection with the consummation of the transactions contemplated by this Agreement, and as to its due organization, existence and good standing.

          Section 7.03. Other Agreements. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Purchaser is a party shall have been duly executed and delivered by Purchaser on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Purchaser on the Closing Date.

          Section 7.04.  Governmental and Regulatory Consents and Approvals.
All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including those set forth in Schedules 3.03 and 4.03, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained.

          Section 7.05. Third Party Consents. All consents or waivers of third parties to the consummation of the transactions contemplated by this Agreement including those set forth in Schedule 4.03 shall have been obtained, other than those that, if not obtained, would not have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect.

          Section 7.06. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree shall be pending, threatened or issued by any Governmental Entity nor shall any other legal restraint or prohibition preventing, restricting or which is reasonably likely to prevent or restrict the consummation of any of the transactions contemplated hereby be in effect, pending or threatened.

                                 ARTICLE VIII

                              FURTHER AGREEMENTS

          Section 8.01. Access to Books and Records. Following the Closing Date, Purchaser shall afford, and will cause its Affiliates to afford, to Seller and any of its Affiliates, counsel or accountants, during normal business hours, the right to examine and make copies of the Books and Records with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Seller or any of its Affiliates in connection with (i) the preparation of financial statements, (ii) responding to regulatory inquiries or other regulatory purposes, (iii) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (iv) the investigation, arbitration, litigation and final disposition of any claims which may have been or may be made against Seller or its Affiliates in connection with the Business or which Seller or its Affiliates may make with respect to the Business or (v) any other similar, reasonable business purpose. Seller and its Affiliates shall have the right to duplicate all Books and Records relating to the Business. Purchaser will not, and will cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other materials other than in accordance with Purchaser's books and records retention policy as of the date hereof.

          Section 8.02. Cooperation. Following the Closing Date, Seller shall use its reasonable best efforts to cause employees of Seller to cooperate, to the fullest extent practicable, with Purchaser and any of its Affiliates in connection with (i) the preparation of financial statements, (ii) responding to regulatory inquiries or other regulatory purposes, (iii) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (iv) the defense or commencement of any litigation or arbitration arising out of any event that occurred on or prior to the Closing Date involving the Business, (v) the defense or prosecution, as the case may be, of any Third Party Claim in accordance with Section 10.02(b) hereof, and (v) such other reasonable requests as shall be made by Purchaser in connection with the Business. Any time expended by any of the employees of Seller pursuant to this Section 8.02 shall be at no cost to Purchaser.

          Section 8.03. Notification. Purchaser shall promptly notify Seller in the event that, after the Closing Date, the Total Adjusted Capital of the Purchaser is less than 200% of its

Company Action Level Risk Based Capital (as such terms are defined under applicable Oregon law), or in the event that Purchaser's A.M. Best rating falls below "A-."

                                  ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          Section 9.01. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and shall terminate and expire at the close of business on the third anniversary of the Closing Date.

                                   ARTICLE X

                                INDEMNIFICATION

          Section 10.01. Obligation to Indemnify. (a) Subject to the limitations set forth in this Article X, Seller agrees to indemnify and hold harmless Purchaser and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against all losses, liabilities, claims, expenses (including reasonable attorneys' fees and expenses) and damages ("Losses") to the extent arising from or related to
(i) any breach of the representations and warranties of Seller contained in this Agreement, (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement or any Ancillary Agreement which survive the Closing or (iii) the Excluded Liabilities and all other liabilities, obligations or indemnities incurred, assumed or retained by Seller under the terms of this Agreement or any Ancillary Agreement (other than the Administrative Services Agreement). Seller shall not be required to make any payments pursuant to this
Section 10.01(a)(i) unless and until the aggregate amount of all claims pursuant to Section 10.01(a)(i) shall exceed $250,000 (the "Threshold Amount"), after which Seller shall be responsible for the entire amount of such claims going back to the first dollar, without regard to the Threshold Amount. Notwithstanding anything contained herein to the contrary, the Threshold Amount shall not be applicable to (i) claims for breach of the representations and warranties contained in Section 3.01, 3.02 and 3.15 and (ii) claims for indemnification attributable to any active, willful or reckless fraudulent misrepresentation, bad faith or willful misconduct by Seller. Except as set forth above, the Threshold Amount shall not be applicable to indemnification for the failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof.

          (b) Subject to the limitations set forth in this Article X, Purchaser agrees to indemnify and hold harmless Seller and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against all Losses to the extent arising from or related to (i) any breach of the representations and warranties of Purchaser contained in this Agreement, (ii) any breach of any of the covenants and agreements of Purchaser contained in this Agreement or any Ancillary Agreement which survive the Closing or (iii) the Assumed Liabilities. Purchaser shall not be required to make any payments pursuant to this Section 10.01(b), unless and until the aggregate amount of all claims pursuant to Section 10.01(b) shall exceed the Threshold Amount, after which Purchaser shall be responsible for the entire amount of such claims going back to the first dollar, without regard to the Threshold Amount. Notwithstanding anything contained herein to the contrary, the Threshold Amount shall not be applicable to (i) claims for breach of the representations and warranties contained in Sections 4.01 and 4.02 and (ii) claims for indemnification attributable to any active, willful or reckless fraudulent misrepresentation, bad faith or willful misconduct by Purchaser. Except as set forth above, the Threshold Amount shall not be applicable to indemnification for the failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof.

           Section 10.02. Indemnification Procedures. (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any person not a party to this Agreement (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within ten Business Days after such Indemnified Party learns of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and, to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, or
(B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party.

          (c) The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Sections 10.01(a)(i) and 10.01(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Article IX, except as to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party. The indemnity provided in Sections 10.01(a) and 10.01(b) shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by such Sections other than for covenants and agreements to be performed after the Closing Date.

          (d) The amount of any Losses or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder and
(ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such damages or other liability. Such Tax cost or Tax benefit, as the case may be, shall be computed for any year using the maximum current U.S. federal corporate income tax rate as provided in Section 11 of the Code or a successor section of the Code.

          (e) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the consideration under Section 2.01 hereof.

                                  ARTICLE XI

                         TERMINATION PRIOR TO CLOSING

           Section 11.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) by Seller or Purchaser in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains Seller or Purchaser from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

          (b) by Seller or Purchaser in writing, if the Closing has not occurred on or prior to December 31, 2000, unless due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

          (c) by Purchaser (i) if there has been misrepresentation on the part of Seller in any representation or warranty of Seller contained herein or in any certificate or other instrument delivered or furnished to Purchaser pursuant hereto such that all such misrepresentations would have, individually or in the aggregate, a Seller Material Adverse Effect or (ii) if there has been any failure on the part of Seller to comply with or perform any of the agreements, covenants or obligations hereunder in any material respect, and such noncompliance or nonperformance shall not have been (x) cured or eliminated by Seller within ten (10) business days following receipt by Seller of written notice thereof from Purchaser; or (y) waived by Purchaser on or before the Closing Date;

          (d) by Seller (i) if there has been a misrepresentation on the part of Purchaser in any representation or warranty of Purchaser contained herein or in any certificate or other instrument delivered or furnished to Seller pursuant hereto such that all such misrepresentations would have, individually or in the aggregate, a Purchaser Material Adverse Effect; or (ii) if there has been any failure on the part of Purchaser to comply with or perform any of its agreements, covenants or obligations hereunder in any material respect and such noncompliance or nonperformance shall not have been (x) cured or eliminated by Purchaser within ten (10) business days following receipt by Purchaser of written notice thereof from Seller; or (y) waived by Seller on or before the Closing Date;

          (e)  by mutual written consent of Seller and Purchaser.

          Section 11.02. Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except that (a) in the event of a termination of this Agreement because of any breach, the breaching party shall be liable to the other party for all actual damages resulting from such breach, including reasonable attorneys fees, (b) the provisions of this Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained from the other parties hereto and (c) the provisions of Sections 5.09. and 12.01 shall remain in full force and effect.

                                  ARTICLE XII

                              GENERAL PROVISIONS

          Section 12.01. Publicity. The parties hereto shall cooperate with each other in making any press release or public announcement concerning this Agreement or the transactions contemplated hereby; provided, however, except as may otherwise be required by law, each party shall retain unilateral discretion in making any press release or public announcement.

          Section 12.02. Dollar References. All dollar references in this Agreement are to the currency of the United States.

          Section 12.03. Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows :

          If to Seller:

               Minnesota Life Insurance Company
               400 Robert Street North
               St. Paul, Minnesota  55101
               Attention:  Craig Frisvold, 2nd V.P.,
                           Individual Underwriting and Claims
               Fax No.:  (651) 665-4194

          With a concurrent copy to:

               Minnesota Life Insurance Company
               400 Robert Street North
               St. Paul, Minnesota  55101
               Attention:  Dennis Prohofsky,
                           General Counsel and Secretary
               Fax:  (651) 665-3853

          If to Purchaser:

               Standard Insurance Company
               1100 S.W. Sixth Avenue
               Portland, Oregon  97204-1093
               Attention:  Eric E. Parsons, Senior Vice
                           President and Chief Financial Officer
               Fax No.:  (503) 321-7935

          With concurrent copies to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               1000 Louisiana Street, Suite 1400
               Houston, Texas  77022
               Attention:  B. Shelby Baetz
               Fax No.:  (713) 287-2100

          and:

               Standard Insurance Company
               1100 S.W. Sixth Avenue
               Portland, Oregon  97204-1093
               Attention:  Dwight L. Cramer, Vice President,
                           General Counsel and Corporate Secretary
               Fax No.:  (503) 321-7935

          Any party may, by notice given in accordance with this Section 12.03 to the other party, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

          Section 12.04. Entire Agreement. This Agreement (including the Ancillary Agreements, the other agreements contemplated hereby and thereby, the Exhibits and the Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto; provided, however, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to the Closing and shall remain in full force and effect following the Closing other than with respect to the Books and Records. Without limiting the foregoing, the parties agree that this Agreement and the Ancillary Agreements and the

Schedules, Annexes and Exhibits hereto and thereto shall be kept confidential to the extent required by and in accordance with the Confidentiality Agreement.

          Section 12.05. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

          Section 12.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          Section 12.07. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void.

          Section 12.08. Interpretation. (a) Notwithstanding anything in this Agreement to the contrary, no term or condition of this Agreement shall be construed to supersede, restrict or otherwise limit any term or condition set forth in the Indemnity Reinsurance Agreement.

          (b) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

          (c) For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The terms "transactions contemplated by this Agreement" and "transactions contemplated hereby" shall include the sale and purchase of the Transferred Assets, the reinsurance by Purchaser of the Insurance Liabilities, and the execution, delivery and performance by the parties thereto of the Ancillary Agreements and any other agreements contemplated hereby or thereby. Whenever the singular is used herein,

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the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          Section 12.09. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 12.10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          Section 12.11. Exhibits and Schedules. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may apply.

          Section 12.12. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.


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          IN WITNESS WHEREOF, the parties hereto have executed this Acquisition
Agreement on the date first above written.

                                       MINNESOTA LIFE INSURANCE COMPANY

                                       By:  /s/  Craig Frisvold
                                          --------------------------------------
                                            Name:  Craig Frisvold
                                            Title: Second Vice President

                                       STANDARD INSURANCE COMPANY

                                       By:  /s/  Eric E. Parsons
                                          --------------------------------------
                                            Name:  Eric E. Parsons
                                            Title: Senior Vice President &
                                                   Chief Financial Officer

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